UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2021

Surrozen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39635	98-1556622
(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

171 Oyster Point Blvd, Suite 400

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +1 (650) 489-9000

Consonance-HFW Acquisition Corp.

1 Palmer Square, Suite 305

Princeton, New Jersey 08540

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Domestication and Merger Transaction

As previously announced, Consonance-HFW Acquisition Corp. (“CHFW” and, after the Domestication as described below, “New Surrozen”), a Cayman Islands exempted company, entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated April 15, 2021, by and among CHFW, Perseverance Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Surrozen, Inc., a Delaware corporation, which was subsequently renamed Surrozen Operating, Inc. (“Surrozen Operating” also referred to as “Legacy Surrozen”). On August 11, 2021 (the “Closing Date”), as contemplated by the Business Combination Agreement and described in the section titled “Domestication Proposal” beginning on page 178 of the final prospectus and definitive proxy statement, dated July 15, 2021 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), CHFW filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CHFW was domesticated and continued as a Delaware corporation, changing its name to “Surrozen, Inc.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding shares of Class A ordinary shares, par value $0.0001 per share, of CHFW (the “CHFW Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share, of CHFW, automatically converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Surrozen (the “New Surrozen Common Stock”); (2) each then issued and outstanding warrant of CHFW issued in the CHFW IPO (the “IPO warrants”) automatically converted into a warrant to acquire one share of New Surrozen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the IPO Warrant Agreement (the “New Surrozen IPO Warrants”); and (3) the governing documents of New Surrozen were replaced by the Certificate of Incorporation and Bylaws (each as defined below).

On the Closing Date, as contemplated by the Business Combination Agreement and described in the section titled “Business Combination Proposal” beginning on page 141 of the Proxy Statement/Prospectus, New Surrozen consummated the merger transaction contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Surrozen Operating, the separate corporate existence of Merger Sub ceased and Surrozen became the surviving corporation and a wholly owned subsidiary of New Surrozen (the “Merger” and, together with the Domestication, the “Business Combination”).

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, (i) each share of preferred stock, par value $0.0001 per share of Surrozen Operating and each share of common stock, par value $0.0001 of Surrozen Operating (“Surrozen Common Stock”), and preferred stock, par value $0.0001 per share, of Surrozen Operating (“Surrozen Preferred Stock,” and together with Surrozen Common Stock, “Surrozen Stock”) (other than dissenting shares) was canceled and converted into the right to receive a number of shares of New Surrozen common stock equal to the number of shares of common stock of Surrozen Operating (including preferred stock on an as converted to common basis) multiplied by the Exchange Ratio, with any fractional share amounts to be paid out in cash based on the CHFW Share Value of $10.00 per share. The Exchange Ratio is 0.175648535, which is the result of the (i) Equity Value Per Share (defined as $200,000,000 divided by the fully diluted capitalization of Surrozen Operating immediately prior to the effective time of the Merger or $1.756485 per share), divided by (ii) the $10.00 per share CHFW Share Value. Each outstanding equity award to purchase Surrozen Common Stock (whether vested or unvested) was assumed by New Surrozen and converted into comparable equity awards that are exercisable for shares of New Surrozen Common Stock, as applicable, with the number of shares of New Surrozen common stock subject to each equity award equal to the product of the number of shares subject to the equity award immediately prior to the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) with corresponding adjustments to the option exercise prices, rounded up to the nearest whole cent.

Holders of 6,754,242 CHFW Class A ordinary shares exercised their right to redeem their shares for cash in connection with the Business Combination, at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $67.5 million.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

PIPE Financing

As previously announced, on April 15, 2021, concurrently with the execution of the Business Combination Agreement, CHFW entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for 12,020,000 units with each unit consisting of one share of New Surrozen Common Stock at $10.00 per share and one-third of one redeemable warrant representing the right to purchase one share of New Surrozen’s common stock at $11.50 per share (the “New Surrozen PIPE Warrants”) for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). The PIPE Financing was consummated substantially concurrently with the Closing. Immediately after giving effect to the Business Combination and the PIPE Financing, there were 35,027,475 shares of New Surrozen Common Stock, 3,211,327 New Surrozen IPO Warrants and 4,006,661 New Surrozen PIPE Warrants outstanding. New Surrozen Common Stock and New Surrozen IPO Warrants trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SRZN” and “SRZNW,” respectively.

Defined Terms

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus and such definitions are incorporated herein by reference.

As used hereafter in this Current Report on Form 8-K, unless otherwise stated or the context indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to New Surrozen, or Surrozen, Inc. (formerly known as Consonance-HFW Acquisition Corp.), after giving effect to the Business Combination.

Item 1.01.	Entry into a Material Definitive Agreement.

Indemnification Agreements

New Surrozen entered, and expects to continue to enter into, indemnification agreements with its directors, executive officers, and other employees as determined by its board of directors (the “Board”). Each indemnification agreement provides for indemnification and advancements by New Surrozen of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of New Surrozen or any of its subsidiaries or was serving at New Surrozen’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreements, the form of which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Investors’ Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Business Combination Agreement, New Surrozen entered into the Investors’ Rights Agreement (the “Investors’ Rights Agreement”) with the Sponsor and certain other initial stockholders (collectively, with each other person who has executed and delivered a joinder thereto, the “IRA Parties”), pursuant to which the IRA Parties are entitled to registration rights in respect of certain shares of New Surrozen Common Stock and certain other equity securities of New Surrozen that are held by the IRA Parties from time to time. The material terms of the Investors’ Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 158 titled “Business Combination Proposal—Related Agreements— Investor Rights Agreement.” Such description is qualified in its entirety by the text of the Investors’ Rights Agreement, which is included as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On August 10, 2021, the Business Combination was approved by the shareholders of CHFW at the extraordinary general meeting of shareholders (the “Shareholder Meeting”). The Business Combination was completed on August 11, 2021.

FORM 10 INFORMATION

Item 2.01(f) of Current Report on Form 8-K states that if the registrant was formerly a shell company, as CHFW was immediately before the Business Combination, then following the closing of the transaction in which the registrant ceases to be a shell company, the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, New Surrozen is providing the information below that would be included in a Registration Statement on Form 10 if it were to file such a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K, or some of the information incorporated herein by reference, may be considered forward-looking statements. Forward-looking statements generally relate to future events or New Surrozen’s future financial or operating performance, business strategy, and objectives of management for future operations. For example, statements about the benefits of the Business Combination, the competitive environment, and the expected future performance (including future revenue) and market opportunities of New Surrozen are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by New Surrozen and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against New Surrozen; (2) the ability to recognize the anticipated benefits of the Business Combination; (3) costs related to the Business Combination; (4) changes in applicable laws or regulations; (5) the possibility that New Surrozen may be adversely affected by other economic, business, and/or competitive factors; (6) the limited operating history of New Surrozen; (7) New Surrozen’s product candidates may fail in pre-clinical or clinical development or suffer delays that materially and adversely affect their commercial viability; (8) the possibility that COVID-19 may adversely affect the results of operations, financial position, and cash flows of New Surrozen; (9) New Surrozen’s financial and business performance following the Business Combination, including financial projections and business metrics; and (10) other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 55 of the Proxy Statement/Prospectus and incorporated herein by reference.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. New Surrozen does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

In addition, statements that “New Surrozen believes” or “Surrozen Operating believes” and similar statements reflect New Surrozen’s or Surrozen Operating’s beliefs and opinions on the relevant subject. These statements are based upon information available to New Surrozen or Surrozen Operating, as the case may be, as of the date of the Proxy Statement/Prospectus, and while New Surrozen or Surrozen Operating, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Business and Properties

The business and properties of New Surrozen are described in the Proxy Statement/Prospectus in the section entitled “Information about Surrozen” beginning on pages 255 and 301, respectively, which are incorporated herein by reference.

Risk Factors

The risk factors related to the business and operations of New Surrozen and the Business Combination are set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 55, which is incorporated herein by reference.

Selected Historical Financial Information

The selected historical financial information and other data for the years ended December 31, 2019 and 2020 for Legacy Surrozen are included in the Proxy Statement/Prospectus in the section titled “Selected Historical Financial Information of Surrozen” beginning on page 49 of the Proxy Statement/Prospectus and are incorporated herein by reference. The unaudited condensed interim financial statements as of June 30, 2021 and 2020 for Legacy Surrozen set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information for the six months ended June 30, 2021 and the fiscal year ended December 31, 2020 is set forth in Exhibit 99.2 hereto.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Surrozen for the fiscal year is set forth in the Proxy Statement/Prospectus in the section titled “Surrozen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 301 of the Proxy Statement/Prospectus and are incorporated herein by reference as they relate to Results of Operations for the years ended December 31, 2020 and December 31, 2019. The following discussion and analysis provides additional information that Surrozen management believes is relevant to an assessment and understanding of Legacy Surrozen’s results of operations and financial condition. Legacy Surrozen’s condensed interim financial statements and related notes included in Exhibit 99.1 to this Current Report on Form 8-K and Legacy Surrozen’s financial statements and related notes for the year ended December 31, 2020 included in the Proxy Statement/Prospectus.

This discussion and analysis should also be read together with “Information About Surrozen” and the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 included elsewhere (or incorporated by reference) in this Current Report and Legacy Surrozen’s financial statements and related notes for the year ended December 31, 2020 included in the proxy statement/prospectus, which are incorporated herein by reference. In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” included elsewhere (or incorporated by reference) in this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Legacy Surrozen.

Overview

We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue- specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations.

We have no products approved for commercial sale and have not generated any revenue to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful development of any future product candidates, which we expect will take a number of years.

The Business Combination

On August 11, 2021, the Business Combination, as described in the Introductory Note to this Current Report on Form 8-K, was consummated and it is expected to be accounted for as a reverse recapitalization. Legacy Surrozen will be considered the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Legacy Surrozen’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CHFW will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash and cash equivalents (as compared to Legacy Surrozen’s balance sheet at June 30, 2021) of approximately $123.1 million, including $120.2 million in gross proceeds from the private investment in public equity of New Surrozen, or PIPE Financing, after deducting estimated transaction costs at approximately $22.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information” included in Exhibit 99.2 to this Current Report on Form 8-K.

Following the Business Combination, New Surrozen is an SEC-registered and Nasdaq-listed company, which will require New Surrozen to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Surrozen expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties Affecting Results of Operations

From our inception through June 30, 2021, we financed our operations primarily with $133.1 million in net cash proceeds from private placements of our redeemable convertible preferred stock. We have incurred net losses in each year since inception. During the three and six months ended June 30, 2021, we incurred net losses of $12.7 million and $25.7 million, respectively. During the six months ended June 30, 2021 and 2020, we used $23.2 million and $12.2 million of cash in operations, respectively. As of June 30, 2021, we had an accumulated deficit of $113.7 million, and we do not expect positive cash flows from operations for the foreseeable future.

As of June 30, 2021, we had cash, cash equivalents and short-term investments of $25.4 million. We estimate, based on our current operating plan, that our existing cash, cash equivalents and short-term investments, together with the net proceeds from the Business Combination and the PIPE Financing described above, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 12 months from the date of this Current Report on Form 8-K. We have based this projection on assumptions that may be inaccurate and as a result, we may utilize our capital resources sooner than we expect.

We expect to continue to incur losses for the foreseeable future and expect to incur increased expenses as we expand our pipeline and advance our product candidates through clinical development and regulatory submissions. Specifically, in the near term we expect to incur substantial expenses relating to our planned Phase 1 clinical trials, the development and validation of our manufacturing processes, and other research and development activities.

We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate sufficient revenue from sales of our product candidates, if ever, we expect to finance our operations through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the disruptions to, and volatility in, the credit and financial markets in the United States, or U.S. and worldwide resulting from the COVID-19 pandemic and actions taken to slow its spread, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the development of our product pipeline or other research and development initiatives. We also could be required to seek collaborators for our product pipeline and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product pipeline and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

The amount and timing of our future funding requirements will depend on many factors including the pace and results of our development efforts. We cannot assure that we will ever be profitable or generate positive cash flow from operating activities.

We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical studies and clinical trials, as well as for commercial manufacture if any of our product candidates obtains marketing approval. We also rely, and expect to continue to rely, on third parties to manufacture, package, label, store, and distribute our product candidates and, if marketing approval is obtained, our products. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment, and personnel while also enabling us to focus our expertise and resources on the development of our products.

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our preclinical development activities, planning for regulatory submissions and clinical trials, clinical research organizations, or CROs, third-party manufacturers, other third parties with whom we do business, and, if we obtain regulatory approval to commence dosing in humans, trial enrollment, trial sites.

In addition, the pandemic has impacted and may continue to impact regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and most of our employees working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.

Stanford License Agreements

Below is a summary of the key terms for our agreements with The Board of Trustees of the Leland Stanford Junior University, or Stanford. For a more detailed description, see Note 6 to our unaudited condensed interim financial statements included in Exhibit 99.1 to this Current Report on Form 8-K.

In March 2016, we entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to our engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. The 2016 Stanford Agreement covers two patent families and any patents that grant from these families are predicted to expire in 2035 and 2037, absent any patent term adjustments or extensions. In consideration for this license, we paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of our common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. In addition, we agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $0.9 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Additionally, we agreed to pay Stanford a sub-teen double digit percentage of certain consideration we receive as a result of granting sublicenses to the licensed patents and, if we are acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, we entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights related to our surrogate R-spondin proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. The 2018 Stanford Agreement covers one patent family, and any patents that grant from this family are predicted to expire in 2038, absent any patent term adjustment or extension. Additionally, Stanford granted us a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. In consideration for these licenses, we paid Stanford a nominal upfront fee. We also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from us equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products. Additionally, we agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that we grant to a third party and, if we are acquired, a one-time nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreements, we agreed to use commercially reasonable efforts to develop and commercialize licensed products and we agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. We may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if we breach certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach given by Stanford.

UCSF License and Option Agreements

Below is a summary of the key terms for our agreements with The Regents of the University of California, or UCSF. For a more detailed description, see Note 6 to our unaudited condensed interim financial statements included in Exhibit 99.1 to this Current Report on Form 8-K.

In September and October 2016, we entered into two license and option agreements with UCSF pursuant to which we obtained non-exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. Our SZN-1326 candidate comprises a VHH domain isolated from the phage display llama VHH single domain antibody library. In consideration for the license and option rights under each UCSF Agreement, we paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee.

In January 2020, we amended and restated our license and option agreements with UCSF, to provide non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. If we exercise the option under the UCSF Agreement, we and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products.

Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and we may exercise the option to negotiate a commercial license at any time during that term. Additionally, we may extend each UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. We may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes we are in material breach of such UCSF Agreement and we fail to remedy such breach within 60 days after written notice of such breach given by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of our bankruptcy.

Distributed Bio Subscription Agreement

Below is a summary of the key terms for our agreement with Distributed Bio. For a more detailed description, see Note 6 to our unaudited condensed interim financial statements included in Exhibit 99.1 to this Current Report on Form 8-K.

In September 2016, we entered into, and in January 2019 we amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which we obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of our proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that we identify, or licensed products. Our SZN-1326 candidate incorporates a binding component isolated from the Distributed Bio antibody library. In consideration for the rights granted to us under the Distributed Bio Agreement, we paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. We agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, we agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products. Our obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year terms. We may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. We and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

Components of Results of Operations

Revenue

We have not generated any revenue from the sale of our products, and we do not expect to generate any revenue unless and until we obtain regulatory clearance or approval of, and commercialize, our product candidates.

Operating Expenses

We classify operating expenses into two main categories: (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses

Since our inception, we have focused significant resources on our research and development activities. Our research and development expenses consist of external and internal expenses incurred in connection with our research activities and development programs.

External expenses include:

•	costs incurred under agreements with third parties, including CROs and other third parties conducting research and development activities on our behalf;

•	costs of outside consultants, including their fees, stock-based compensation and related travel expenses;

•	costs of laboratory supplies and acquiring, developing and manufacturing drug candidate materials; and

•	license payments under our license agreements made for intellectual property used in research and development activities.

Internal expenses include:

•	personnel-related costs, including salaries, bonuses, benefits and stock-based compensation for individuals involved in our research and product development activities; and

•	facilities, depreciation, and other allocated costs, which include rent and insurance.

We expect our research and development expenses will increase significantly for the foreseeable future as we identify and develop product candidates, in particular as we seek to initiate clinical trials and pursue regulatory approval and commercialization for SZN-1326 and SZN-043.

Research and development expenses are recognized as they are incurred. Non-refundable advance payments for services that will be used or rendered for future research and development activities are recorded as prepaid expenses and recognized as an expense as the related services are performed. We track external expenses by stage of program, clinical or preclinical. However, we do not track internal expenses on a program specific or stage of program basis because these costs are deployed across multiple programs and, as such, are not separately classified.

We have entered, and may continue to enter, into license agreements to access and utilize certain molecules. We evaluate if the license agreement is an acquisition of an asset or a business. To date, none of our license agreements have been considered to be an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval, are immediately recognized as research and development expenses when due, provided there is no alternative future use of the rights in other research and development projects.

The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of SZN-1326 and SZN-043 or any future product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates, many of which are outside of our control, including those associated with:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND-enabling studies;

•	the number of sites and patients included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the current COVID-19 pandemic environment;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new licensing or collaboration arrangements;

•	the performance of our future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	launching commercial sales of our drug candidates, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of the drug candidates following approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our drug candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation expense for personnel in executive, finance, human resources, business and corporate development, legal, and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses, and following the Business Combination, will include public company expenses such as costs associated with compliance with the rules and regulations of the SEC and those of the Nasdaq listing rules.

We expect that our general and administrative expenses will increase significantly for the foreseeable future as we expand our operating activities and prepare for clinical trials of our product candidates, increase our headcount and support our operations as a public company and our growth, including increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, directors and officers liability insurance premiums and investor relations activities.

Other Income

Other income consists primarily of interest earned on our cash equivalents and short-term investments.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended June 30,		$	Six Months Ended June 30,		$
	2021	2020	Change	2021	2020	Change
Operating expenses:
Research and development	$10,265	$5,424	$4,841	$18,866	$10,076	$8,790
General and administrative	2,395	1,545	850	6,825	3,254	3,571

Total operating expenses	12,660	6,969	5,691	25,691	13,330	12,361

Loss from operations	(12,660)	(6,969)	(5,691)	(25,691)	(13,330)	(12,361)
Other income	7	2	5	16	76	(60)

Net loss	$(12,653)	$(6,967)	$(5,686)	$(25,675)	$(13,254)	$(12,421)

Research and Development Expenses

The following table summarizes our research and development expenses for the periods presented (in thousands):

	Three Months Ended June 30,		$	Six Months Ended June 30,		$
	2021	2020	Change	2021	2020	Change
External expenses (1)	$6,052	$2,210	$3,842	$10,366	$3,606	$6,760

Internal costs:
Personnel expenses (including stock-based compensation)	2,902	2,077	825	5,873	4,133	1,740
Facilities and other expenses	1,311	1,137	174	2,627	2,337	290

Total research and development expenses	$10,265	$5,424	$4,841	$18,866	$10,076	$8,790

(1)	In future periods when clinical trial expenses are incurred, external expenses will be broken out between our clinical programs and preclinical programs.

The increase of $4.8 million in research and development expenses for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, is due in part to the $3.8 million increase in external expenses as we continue to invest in research and development activities related to SZN-1326 and SZN-043 and the $1.0 million increase in personnel-related expenses and other expenses as a result of a higher headcount.

The increase of $8.8 million in research and development expenses for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, is due in part to the $6.7 million increase in external expenses as we continue to invest in research and development activities related to SZN-1326 and SZN-043 and the $2.1 million increase in personnel-related expenses and other expenses as a result of a higher headcount.

General and Administrative Expenses

The increase of $0.8 million in general and administrative expenses for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, is primarily attributable to the $0.5 million increase in personnel-related expenses due to an increase in headcount and the $0.2 million increase in professional service fees and consulting services to support the growth of our operations

The increase of $3.6 million in general and administrative expenses for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, is primarily attributable to the $2.2 million increase in professional service fees and consulting services to support the growth of our operations and the $1.3 million increase in personnel-related expenses and other expenses due to an increase in headcount and options granted to the employees.

Other Income

The increase of $5,000 in other income for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, is due to the increase in interest income on our money market funds and marketable securities.

The decrease of $60,000 in other income for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, is due to the decrease in interest income on our money market funds and marketable securities.

Liquidity and Capital Resources

Since inception, we have not generated any revenue from product sales and have incurred significant net operating losses and negative cash flows from operations. As of June 30, 2021, we had an accumulated deficit of $113.7 million. During the six months ended June 30, 2021 and 2020, we used $23.2 million and $12.2 million in cash flows from operations, respectively. We anticipate that we will continue to incur net losses for the foreseeable future because of additional costs and expenses related to our research and development activities, including increased expenses from pipeline advancement and advancement of our product candidates into and through clinical development and associated regulatory submissions, and increased general and administrative expenses as we scale our organization. We have historically financed our operations primarily through private placements of redeemable convertible preferred stock. Through June 30, 2021, we raised aggregate net financing proceeds of approximately $133.1 million.

We had cash, cash equivalents, and short-term investments of $25.4 million as of June 30, 2021. In connection with the consummation of the Business Combination and PIPE Financing on August 11, 2021, we received gross proceeds of approximately $144.7 million.

We believe, based on our current operating plan, that our existing cash, cash equivalents, and short-term investments, together with the net proceeds from the Business Combination and PIPE Financing described above, will be sufficient to fund our operations for at least the next 12 months from the date of this Current Report on Form 8-K. Our ability to continue as a going concern is dependent upon our ability to successfully secure sources of financing and ultimately achieve profitable operations. Insufficient liquidity may require us to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose.

Funding Requirements

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval and commercialize SZN-1326 and SZN-043 or any future product candidates, and we do not know when, or if, that will occur. We will continue to require additional capital to develop SZN-1326 and SZN-043 and fund operations for the foreseeable future. Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. We expect our expenses to continue to increase in connection with our ongoing activities as we continue to advance SZN-1326 and SZN-043 into clinical development and regulatory approval. In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

We will need to raise substantial additional capital through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. There can be no assurance that sufficient funds will be available to us at all or on attractive terms when needed from these sources. If we are unable to obtain additional funding from these or other sources when needed, it may be necessary to significantly reduce expenses through reductions in staff and delaying, scaling back operations, or stopping certain research and development programs.

We have based our projections of operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•

the scope, rate of progress, results and costs of researching and developing our lead product candidates or any future product candidates, conducting preclinical studies, in particular our current ongoing preclinical studies of SZN-1326 and SZN-043;

•	the outcome, costs, and timing of involved in, obtaining regulatory approvals for our lead product candidate or our other product candidates;

•	the number and scope of clinical programs we decide to pursue;

•	the cost of acquiring, licensing, or investing in product candidates and technologies;

•	the costs associated with securing and establishing commercialization;

•

our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense, and enforcement of any patents or other intellectual property rights;

•	our need and ability to retain key management and hire scientific, technical, business, and medical personnel;

•	the effect of competing products and product candidates and other market developments;

•	the timing, receipt, and amount of sales from SZN-1326 and SZN-043 and any future product candidates, if approved;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the economic and other terms, timing of, and success of any collaboration, licensing, or other arrangements which we may enter in the future; and

•	the effects of the disruptions to and volatility in the credit and financial markets in the U.S. and worldwide from the COVID-19 pandemic.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to others our rights to SZN-1326 and SZN-043 and any future product candidates or discovery programs in certain territories or indications that we would prefer to develop and commercialize ourselves.

Summary of Statements of Cash Flows

The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(23,212)	$(12,225)
Net cash provided by (used in) investing activities	7,198	(167)
Net cash (used in) provided by financing activities	(118)	49,979

Cash Used in Operating Activities

Cash used in operating activities of $23.2 million for the six months ended June 30, 2021 was primarily due to the use of funds in our operations and the resulting net loss of $25.7 million and a net change of $0.2 million in our net operating assets and liabilities, partially offset by $2.6 million in non-cash charges. The net change in our operating assets and liabilities was primarily due to a net decrease in prepaid expenses, accounts payable, accrued liabilities and lease liabilities. Cash used in operating activities of $12.2 million for the six months ended June 30, 2020 was primarily due to the use of funds in our operations and the resulting net loss of $13.3 million and a net change of $0.7 million in our net operating assets and liabilities, partially offset by $1.7 million in non-cash charges.

Cash Provided by (Used in) Investing Activities

Cash provided by investing activities of $7.2 million for the six months ended June 30, 2021 consisted primarily of $8.7 million of proceeds from the maturities of marketable securities, offset by $1.1 million of cash used for the purchase of marketable securities and $0.4 million of cash used for the purchase of property and equipment. Cash used in investing activities of $0.2 million for the six months ended June 30, 2020 related to the purchase of property and equipment.

Cash (Used in) Provided by Financing Activities

Cash used in financing activities of $0.1 million for the six months ended June 30, 2021 consisted primarily of $0.4 million of cash used for the transaction costs in connection with the Business Combination, offset $0.3 million of the proceeds from the exercise of options. Cash provided by financing activities of $50.0 million for the six months ended June 30, 2020 consisted of $49.9 million of net proceeds from the issuance and sale of shares of our Series C redeemable convertible preferred stock and $0.1 million of proceeds from the exercise of options.

Contractual Obligations and Commitments

As of June 30, 2021, we have lease obligations consisting of two operating leases for our operating facilities. The leases expire in November 2021 and in April 2025. Under the terms of the leases, we had lease obligations consisting of $10.0 million in payments through 2025 as of June 30, 2021.

We are party to license or subscription agreements pursuant to which we have in-licensed various intellectual property rights. The license agreements obligate us to make certain milestone payments related to achievement of specified events, as well as royalties in the low single-digit percentages based on sales of licensed products. The payment obligations under the license agreements are contingent upon future events, such as our achievement of specified milestones or generating product sales. As of June 30, 2021, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.

We enter into contracts in the normal course of business with third-party vendors for preclinical research studies, research supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore we believe that our non-cancelable obligations under these agreements are not material.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies, Significant Judgments and Use of Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our unaudited condensed interim financial statements included in Exhibit 99.1 to this Current Report on Form 8-K, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the costs of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the costs of salaries, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the facility costs for laboratory space used for research and development activities, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services.

We have entered into and may continue to enter into, license agreements to access and utilize certain technology. In each case, we evaluate if the license agreement results in the acquisition of an asset or a business. To date, none of our license agreements have been considered an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects

Accrued Research and Development Expense

We record accruals for estimated costs of research, preclinical, and manufacturing development, within accrued expenses which are significant components of research and development expenses. A substantial portion of our ongoing research and development activities is conducted by third-party service providers. We accrue the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. We determine the estimated costs through discussions with internal personnel and external service providers as to the progress, or stage of completion or actual timeline (start-date and end-date) of the services and the agreed-upon fees to be paid for such services. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses until the services are rendered.

If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation Expense

We recognize stock-based compensation expense for all stock-based awards. Stock-based compensation costs are estimated at the grant date based on the fair value of the equity for financial reporting purposes and recognized as expense, net of actual forfeitures when occur, on a straight-line basis over the requisite service period.

We calculate the fair value of options using the Black-Scholes option-pricing model, which requires the use of various highly subjective assumptions as follows:

•	Fair Value of Common Stock—See the subsection titled “Common Stock Valuations” below.

•

Expected Term—We have opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the mid-point between the vesting date and the end of contractual term of the option (generally ten years). The expected term for nonemployee awards is calculated based on the remaining contractual life to measure the remaining life of an award.

•

Expected Volatility—Due to our limited operating history and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock becomes available.

•	Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury zero coupon issued in effect at the time of grant with maturities similar to the expected term of our options.

•

Expected Dividend Yield—We have not issued any dividends in our history and do not expect to pay dividends on our common stock over the life of the options and therefore have estimated the dividend yield to be zero.

We will continue to use judgment in evaluating the expected volatility, expected terms and interest rates utilized for our stock-based compensation expense calculations on a prospective basis.

For the three and six months ended June 30, 2021, stock-based compensation expense was $0.5 million and $1.0 million, respectively. For the three and six months ended June 30, 2020, stock-based compensation expense was $0.1 million and $0.3 million, respectively. As of June 30, 2021, we had $6.6 million of total unrecognized stock-based compensation costs, which we expect to recognize over an estimated weighted-average period of 3.34 years. We expect to continue to grant options and other stock-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

Common Stock Valuations

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including, but not limited to:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed by third-party specialists;

•	rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our business;

•	the lack of marketability of our common stock, and the illiquidity of stock-based awards involving securities in a private company;

•	market multiples of comparable publicly-traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:

•

Option Pricing Method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

•

Probability-Weighted Expected Return Method, or PWERM. The PWERM is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

For valuations performed in 2020, based on our early stage of development, the difficulty in predicting the range of possible outcomes at the time of the valuations, and other relevant factors, in accordance with the Practice Aid, we determined that a Hybrid OPM and OPM, respectively, were the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock.

For valuations performed beginning in 2021, in accordance with the Practice Aid, we used a hybrid approach of the OPM and the PWERM methods to determine the estimated fair value of our common stock as a result of the increasing likelihood of the occurrence of certain discrete events, such as a potential initial public offering, improving market conditions and receptivity of the market to initial public offerings. The enterprise value determined under the OPM and PWERM methods was weighted according to our board of directors’ estimate of the probability of the occurrence of a certain discrete event as of the valuation date. The resulting equity value for the common stock was then divided by the number of shares of common stock outstanding at the date of the valuation to derive a per share value on a non-marketable basis. In order to determine the fair value of our common stock on a marketable basis, we then applied a discount for lack of marketability which we derived based on inputs including a company-specific volatility rate, a term equal to the expected time to a future liquidity event and a risk-free rate equal to the yield on treasuries of similar duration.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of common stock. The assumptions underlying these valuations represent our management’s best estimate, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Following the closing of the Business Combination, the fair value of our common stock will be determined based on the quoted market price of our common stock.

We reassessed the determination of the fair value of the common shares for financial reporting purposes underlying the grants made in 2020. This analysis revised our implied equity value and stock compensation expense for equity awards for the year ended December 31, 2020.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Realization of the future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period. Because of our recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not likely to be realized and, accordingly, has provided a full valuation allowance. During the year ended December 31, 2020, our valuation allowance increased $9.6 million.

We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available. Our unrecognized tax benefits, if recognized, would not have an impact on our effective tax rate assuming we continue to maintain a full valuation allowance position. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

Our policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) of 2025, which is year in which the fifth anniversary of CHFW’s initial public offering will occur, (b) the year in which we have total annual gross revenue of at least $1.07 billion, or (c) the year in which we are deemed to be a large accelerated filer; or (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Recent Accounting Pronouncements

See Note 2 to our unaudited condensed interim financial statements included in Exhibit 99.1 to this Current Report on Form 8-K for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent they have been made, of their potential impact on our financial condition and results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We have not, to date, been exposed to material market risks given our early stage of operations. Upon commencing commercial operations, we expect to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to our valuation of financial instruments, among others.

Interest Rate Risk

The market interest risk in our financial positions represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had cash, cash equivalents and short-term investments of $25.4 million, consisting of interest-bearing money market funds and marketable securities, for which the fair value would be affected by change in U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair value of our cash equivalents and short-term investments.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Given our early stage of operations, if our costs become subject to significant inflationary pressures, we will not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, financial condition, and operating results.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of New Surrozen Common Stock immediately following consummation of the Business Combination by:

•	each person known by New Surrozen to be the beneficial owner of more than 5% of outstanding New Surrozen Common Stock;

•	each of New Surrozen’s current named executive officers and directors; and

•	all current executive officers and directors of New Surrozen as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days as specified in the footnotes to the table below. Unless otherwise indicated, New Surrozen believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person.

Name and Address of Beneficial Owners (1)	Shares Beneficially Owned (2)	Percentage of Total Voting Power
Directors and Executive Officers
Craig Parker(4) Chief Executive Officer and Director	702,594	1.89%
Wen-Chen Yeh (5) Chief Scientific Officer	298,602	*
Charles Williams (6) Chief Financial Officer	175,649	*
Trudy Vanhove (7) Chief Medical Officer	158,084	*
Anna Berkenblit (8) Director	35,129	*
Tim Kutzkey (3) Director	9,409,779	25.82%
Shao-Lee Lin (8) Director	35,129	*
David Woodhouse (8) Director	35,129	*
Mary Haak-Frendscho (8) Director	35,129	*
Mace Rothenberg (8) Director	35,129	*
Christopher Y. Chai (8) Director	35,139	*
All directors and executive officers as a group (11 persons) (9)	10,995,481	29.17%

*	less than 1% beneficial ownership

Name and Address of Beneficial Owners (1)	Shares Beneficially Owned (2)	Percentage of Total Voting Power
5%+ Holders
Consonance Life Sciences (10)	5,359,667	14.71%
Baker Bros. Advisors LP (11)	3,333,333	9.15%
Entities affiliated with the Column Group (12)	9,409,779	25.82%
The Regents of the University of California (13)	2,080,451	5.71%
Entities affiliated with Hartford HealthCare (14)	1,950,004	5.35%

(1)	Unless otherwise noted, the business address of each of the directors and officers is 171 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080.
(2)

The beneficial ownership is based on 36,440,758 shares of New Surrozen Common Stock outstanding following the closing of the Business Combination, the closing of the PIPE Financing and redemption of 6,754,242 CHFW Class A ordinary shares.

(3)

Includes: (a) (i) 4,106,072 shares of New Surrozen Common Stock received by The Column Group III, LP (“TCG III”) as an equityholder of Surrozen and (ii) 4,637,041 shares of New Surrozen Common Stock received by The Column Group III-A, LP (“TCG III-A” (b) (i) 234,818 shares of New Surrozen Common Stock underlying PIPE Units held by TCG III and (ii) 265,182 shares of New Surrozen Common Stock underlying PIPE Units acquired in the PIPE Financing by TCG III-A; and (c) (i) 78,272 shares of New Surrozen Common Stock underlying PIPE Warrants held by TCG III and (ii) 88,394 shares of New Surrozen Common Stock underlying PIPE Warrants held by TCG III-A, LP. The Column Group III GP, LP (“TCG III GP”), is the general partner of each of TCG III and TCG III-A. Dr. Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as

such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and TCG III-A and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.
(4)	Consists of 702,594 shares of New Surrozen common stock issuable pursuant to stock options exercisable within 60 days of May 1, 2021.
(5)	Consists of (a) 219,560 shares of New Surrozen common stock and 79,041 shares of New Surrozen common stock issuable pursuant to stock options exercisable within 60 days of May 1, 2021.
(6)	Consists of 175,648 shares of New Surrozen common stock subject to restricted stock awards.
(7)	Consists of 158,083 shares of New Surrozen common stock subject to restricted stock awards.
(8)	Consists of 35,129 shares of New Surrozen common stock subject to restricted stock awards.
(9)	Consists of Craig Parker, Trudy Vanhove, Wen-Chen Yeh, Charles Williams, Anna Berkenblit, Christopher Chai, Tim Kutzkey, Shao-Lee Lin, David Woodhouse, Mary Haak-Frendscho and Mace Rothenberg.
(10)

Includes (a) 1,451,000 shares of New Surrozen common stock, which gives effect to the contribution by the Sponsor, effective as of the closing of the Business Combination, to CHFW of 759,000 Class B ordinary shares for no consideration on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (b) 434,000 Class A ordinary shares underlying private placement units acquired by Sponsor in the private placement that closed simultaneously with the IPO, (c) 144,667 shares of New Surrozen common stock underlying New Surrozen warrants and (d) (i) 2,497,500 shares of New Surrozen common stock underlying PIPE Units and (ii) 832,500 shares of New Surrozen common stock underlying PIPE Warrants. Consonance Life Sciences is governed by a board of managers consisting of Mitchell J. Blutt, Benny Soffer and Kevin Livingston. As such, Mitchell J. Blutt, Benny Soffer and Kevin Livingston have voting and investment discretion of the shares held by Consonance Life Sciences and may be deemed to have shared beneficial ownership of the shares held by Consonance Life Sciences. Each of Mitchell J. Blutt, Benny Soffer and Kevin Livingston disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(11)

Includes (a) (i) 2,315,223 shares of New Surrozen common stock underlying PIPE Units and (ii) 771,741 shares of New Surrozen common stock underlying PIPE Warrants, in each case held by Baker Brothers Life Sciences, L.P. (“BBLS”) and (b) (i) 184,777 shares of New Surrozen common stock underlying PIPE Units and (ii) 61,592 shares of New Surrozen common stock underlying PIPE Warrants, in each case held by 667, L.P. (“667”, and together with BBLS, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”), is the investment adviser to the BBA Funds and has sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (“BBA-GP”), is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The principals of BBA-GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. The address for BBA, BBA-GP, Julian C. Baker and Felix J. Baker and the BBA Funds is 860 Washington Street, 3rd Floor, New York, NY 10014.

(12)

Includes: (a) (i) 4,106,072 shares of New Surrozen common stock received by The Column Group III, LP (“TCG III”) as an equityholder of Surrozen and (ii) 4,637,041 shares of New Surrozen common stock received by The Column Group III-A, LP (“TCG III-A” (b) (i) 234,818 shares of New Surrozen common stock underlying PIPE Units held by TCG III and (ii) 265,182 shares of New Surrozen common stock underlying PIPE Units acquired in the PIPE Financing by TCG III-A; and (c) (i) 78,272 shares of New Surrozen common stock underlying PIPE Warrants held by TCG III and (ii) 88,394 shares of New Surrozen common stock underlying PIPE Warrants held by TCG III-A, LP. The Column Group III GP, LP (“TCG III GP”), is the general partner of each of TCG III and TCG III-A. Dr. Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and TCG III-A and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.

(13)

Includes: (a) 1,747,118 shares of New Surrozen common stock received by The Regents of the University of California (“UC”) as an equityholder of Surrozen and (b) (i) 250,000 shares of New Surrozen common stock underlying PIPE Units held by UC and (ii) 83,333 shares of New Surrozen common stock underlying PIPE Units acquired in the PIPE Financing by UC. The address for UC is 1111 Franklin Street, 6th Floor, Oakland, CA 94607.

(14)

Includes: (a) (i) 535,002 shares of New Surrozen common stock received by Hartford HealthCare Endowment, LLC (“HHC Endowment”) as an equityholder of Surrozen and (ii) 535,002 shares of New Surrozen common stock received by Hartford HealthCare Corporation Defined Benefit Master Trust (“HHC Pension”); (b) (i) 330,000 shares of New Surrozen common stock underlying PIPE Units held by HHC Endowment and (ii) 330,000 shares of New Surrozen common stock underlying PIPE Units acquired in the PIPE Financing by HHC Pension; and (c) (i) 110,000 shares of New Surrozen common stock underlying PIPE Warrants held by HHC Endowment and (ii) 110,000 shares of New Surrozen common stock underlying PIPE Warrants held by HHC Pension. David Holmgren serves as Chief Investment Officer of Hartford HealthCare and may be deemed to hold voting and/or dispositive control over the shares held by HHC Endowment and HHC Pension. The address for Hartford HealthCare is 80 Seymour Street - Cheney Bldg, Hartford, CT 06102.

Directors and Executive Officers

New Surrozen directors and executive officers after the consummation of the Business Combination are described in the Proxy Statement/Prospectus in the section entitled “Management of New Surrozen Following the Business Combination” beginning on page 331 and that information is incorporated herein by reference. The information set forth in the section entitled “Election of Director” in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

In connection with the consummation of the Business Combination, each of CHFW’s officers and directors prior to the Business Combination ceased serving the company. Each of Craig Parker, Anna Berkenblit, M.D., Tim Kutzkey, Ph.D., Shao-Lee Lin, M.D., Ph.D., David J. Woodhouse, Ph.D., Mary Haak-Frendscho, Ph.D., Mace Rothenberg, M.D., and Christopher Y. Chai were elected to the Board in connection with the Business Combination. After the Closing, effective August 11, 2021, the Board appointed Tim Kutzkey, Ph.D. as the Chair of the Board.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. The Board determined that each of Christopher Y. Chai, Anna Berkenblit, M.D., Shao-Lee Lin, M.D., Ph.D., David J. Woodhouse, Ph.D., Mary Haak-Frendscho, Ph.D., Tim Kutzkey, Ph.D., and Mace Rothenberg M.D. qualify as independent directors, as defined under Nasdaq listing rules.

Committees of the Board of Directors

Following the Closing, the standing committees of the Board consist of an audit committee, a compensation committee and a nominating and corporate governance committee.

Christopher Y. Chai, David J. Woodhouse, Ph.D., and Tim Kutzkey, Ph.D. serve on the audit committee of the Board. Each of the members of the audit committee satisfy the independence requirements of Nasdaq and the rules and regulations of the SEC applicable to audit committee members. Mr. Chai is the chair of the audit committee and qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The description of the audit committee included in the Proxy Statement/Prospectus in the section entitled “Management of New Surrozen Following the Business Combination—Committees of Our Board of Directors—Audit Committee” beginning on page 335 is incorporated herein by reference.

Mary Haak-Frendscho, Ph.D., Anna Berkenblit, M.D., and Shao-Lee Lin, M.D., Ph.D. serve on the compensation committee of the Board. Dr. Haak-Frendscho is the chair of the compensation committee. Each member of New Surrozen’s compensation committee is independent under the rules and regulations of the SEC and Nasdaq listing standards applicable to compensation committee members and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description of the compensation committee included in the Proxy Statement/Prospectus in the section entitled “Management of New Surrozen Following the Business Combination—Committees of Our Board of Directors—Compensation Committee” beginning on page 335 is incorporated herein by reference.

Tim Kutzkey, Ph.D., Christopher Y. Chai, and Mace Rothenberg M.D. serve on the nominating and corporate governance committee of the Board. Dr. Kutzkey is the chair of the nominating and corporate governance committee. Each member of New Surrozen’s nominating and corporate governance committee is independent under the rules and regulations of the SEC and Nasdaq listing standards applicable to nominating and corporate governance committee members. The description of the nominating and corporate governance committee included in the Proxy Statement/Prospectus in the section entitled “Management of New Surrozen Following the Business Combination—Committees of Our Board of Directors—Nominating and Corporate Governance Committee” beginning on page 336 is incorporated herein by reference.

Executive Compensation

The section entitled “Surrozen’s Executive Compensation” beginning on page 319 of the Proxy Statement/Prospectus is incorporated herein by reference and is updated and, as applicable, superseded by the descriptions below of “Changes to Named Executive Officer Compensation” and the adoption of a “Management Severance Plan.”

Changes to Named Executive Officer Compensation

On August 12, 2021, the Compensation Committee of the Board of Directors of New Surrozen (the “Compensation Committee”) approved certain adjustments to the annual base salary and annual target bonus amounts for each of our named executive officers.

Effective August 12, 2021, (a) Mr. Parker’s annual base salary increased to $547,000, his annual target bonus increased to 50% of his increased annual base salary, (b) Mr. Williams’ annual base salary increased to $415,000, his annual target bonus increased to 40% of his increased annual base salary; and (c) Dr. Yeh’s annual base salary increased to $420,000 and bonus increased to 40% of his increased annual base salary.

Management Severance Plan

On August 12, 2021, the Compensation Committee approved a management severance plan (the “Severance Plan”) for members of the New Surrozen management team at the level of Vice President or higher. The Severance Plan provides benefits summarized below in connection with a termination of a participant’s employment by New Surrozen for a reason other than cause or the participant’s resignation for “good reason” (an “Involuntary Termination”). Separate benefit levels apply in the event of (i) an Involuntary Termination that is (A) within 3 months prior to or (B) twelve months following a “change in control” of New Surrozen (a “CIC Termination”) and (ii) an Involuntary Termination that is not a CIC Termination (a “Standard Termination”).

Title	Standard Termination Benefit	CIC Termination Benefit

Chief Executive Officer	12 months base salary 12 months benefits continuation No equity acceleration	18 months base salary 1.5X target bonus 18 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Chief Medical Officer	9 months base salary 9 months benefit continuation No equity acceleration	12 months base salary 1X target bonus 12 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Chief Scientific Officer	9 months base salary 9 months benefit continuation No equity acceleration	12 months base salary 1X target bonus 12 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Chief Financial Officer	9 months base salary 9 months benefit continuation No equity acceleration	12 months base salary 1X target bonus 12 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Senior Vice President	6 months base salary 6 months benefits continuation No equity acceleration	9 months base salary 0.75X target bonus 9 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Vice President	6 months base salary 6 months benefits continuation No equity acceleration	6 months base salary 0.5X target bonus 6 months benefits continuation Full “double trigger” vesting acceleration of outstanding equity awards Code Section 280G “net better of” cut-back

Equity Incentive Plan

At the Shareholder Meeting, the shareholders of CHFW approved the Surrozen, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). The description of the Equity Incentive Plan set forth in the Proxy Statement/Prospectus section entitled “Incentive Award Plan Proposal” beginning on page 191, is incorporated herein by reference. A copy of the full text of the Equity Incentive Plan is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference. New Surrozen expects that the Board will make grants of awards under the Incentive Equity Incentive Plan to eligible participants.

Employee Stock Purchase Plan

At the Shareholder Meeting, the shareholders of CHFW approved the Surrozen, Inc. Employee Stock Purchase Plan (the “ESPP”). The description of the ESPP set forth in the Proxy Statement/Prospectus section entitled “Employee Stock Purchase Plan Proposal” beginning on page 199 is incorporated herein by reference. A copy of the full text of the ESPP is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference. New Surrozen expects that the Board will make grants of awards under the ESPP to eligible participants.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 343, which is incorporated herein by reference.

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

The description of legal proceedings is included in the Proxy Statement/Prospectus in the section entitled “Information about Surrozen—Legal Proceedings” on page 301, which is incorporated herein by reference.

Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The New Surrozen Common Stock and New Surrozen IPO Warrants trade on Nasdaq under the symbols “SRZN” and “SRZNW,” respectively, in lieu of the ordinary shares, warrants, and units of CHFW. New Surrozen has not paid any cash dividends on its shares of capital stock to date. It is the present intention of the Board to retain all earnings, if any, for use in New Surrozen’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon New Surrozen’s revenue and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of New Surrozen to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Dividends

The Company has not paid dividends on the Common Stock to date and does not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board. It is the present intention of the Board to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Information about unregistered sales of New Surrozen’s equity securities is set forth under Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Description of Registrant’s Securities

A description of the New Surrozen Common Stock and warrants is included in the Proxy Statement/Prospectus in the section entitled “Description of New Surrozen Securities” beginning on page 350, which is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Further information about the indemnification of New Surrozen’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Description of New Surrozen Securities—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 353 and is incorporated herein by reference.

Financial Statements, Supplementary Data, and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” above is incorporated herein by reference. The securities issued in connection with the Business Combination and PIPE Financing were not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the consummation of the Business Combination, New Surrozen filed its certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and adopted its amended and restated bylaws (the “Bylaws”).

Copies of the Certificate of Incorporation and the Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 4.01.	Change in the Registrant’s Certifying Accountant.

On August 12, 2021, the Audit Committee of New Surrozen’s board of directors approved the engagement of Ernst & Young LLP (“E&Y”) as New Surrozen’s independent registered public accounting firm to audit New Surrozen’s financial statements for the year ending December 31, 2021. E&Y previously served as the independent registered public accounting firm of Legacy Surrozen prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), CHFW’s independent registered public accounting firm prior to the Business Combination, was informed on August 12, 2021 that it would be replaced by E&Y as New Surrozen’s independent registered public accounting firm.

Marcum’s report of independent registered public accounting firm dated March 31, 2021 (except for the restatement discussed in Notes 2, 3, 9 and Note 10, as to which the date is May 14, 2021) to the financial statements of CHFW in Proxy Statement/Prospectus, on the CHFW balance sheet as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 21, 2020 (CHFW’s inception) through December 31, 2020 and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from August 21, 2020 (CHFW’s inception) through December 31, 2020 and the subsequent interim period through August 12, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on CHFW’s financial statements for such periods. During the period from August 21, 2020 (CHFW’s inception) through December 31, 2020 and the subsequent interim period through August 12, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 31, 2020 and the subsequent interim period through August 12, 2021, (i) CHFW did not both (a) consult with E&Y as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the CHFW’s financial statements and (b) receive a written report or oral advice that E&Y concluded was an important factor considered by CHFW in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) CHFW did not consult E&Y on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with CHFW’s initial public offering, which resulted in the restatement of CHFW’s financial statements as set forth Amendment No. 2 to CHFW’s Form 10-K for the year ended December 31, 2020, as filed with the SEC on May 14, 2021.

The Company has provided Marcum with a copy of the disclosures made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act of 1934, as amended, and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from Marcum is attached hereto as Exhibit 16.1.

Item 5.01	Changes in Control of Registrant.

The information set forth above in the “Introductory Note” and Item 2.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Executive Officers,” “Director Independence,” “Committees of the Board of Directors,” and “Executive Compensation” in Item 2.01 is incorporated herein by reference. In addition, the Equity Incentive Plan and the ESPP became effective upon the Closing. The material terms of the Equity Incentive Plan and the ESPP are described in the Proxy Statement/Prospectus in the sections entitled “Incentive Award Plan Proposal” and “Employee Stock Purchase Plan Proposal,” respectively, which are incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on August 12, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers, and directors of New Surrozen. A copy of the Code of Business Conduct and Ethics can be found in the Investors section of New Surrozen’s website at https://www.surrozen.ethicspoint.com.

Item 5.06	Change in Shell Company Status.

As a result of the Business Combination, New Surrozen ceased being a shell company. The material terms of the Business Combination are described in the section entitled “Business Combination Proposal” of the Proxy Statement/Prospectus, and are incorporated herein by reference. Further, the information set forth in the “Introductory Note” and under Item 2.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The audited financial statements of Legacy Surrozen as of and for the years ended December 31, 2019 and 2020 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-59 of the Proxy Statement/Prospectus and are incorporated herein by reference.

The unaudited condensed interim financial statements of Legacy Surrozen and related notes as of June 30, 2021 and 2020 are filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information for the six months ended June 30, 2021 and year ended December 31, 2020 is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(c)	Exhibits

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of April 15, 2021, by and among CHFW, Perseverance Merger Sub Inc., and Surrozen, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021).

3.1*	Certificate of Incorporation of Surrozen, Inc.

3.2*	Bylaws of Surrozen, Inc.

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248844), filed with the SEC on September 16, 2020).

4.2	Warrant Agreement, dated as of October 1, 2020, between Consonance-HFW Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on October 6, 2020).

4.3	Specimen Unit Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248844), filed with the SEC on September 16, 2020).

4.4	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248844), filed with the SEC on September 16, 2020).

4.5*	Certificate of Corporate Domestication of Consonance-HFW Acquisition Corp.

10.1	Sponsor Letter Agreement, dated as of November 18, 2020, by and among Consonance Life Sciences and Consonance-HFW Acquisition Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021).

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021)).

10.3†	Form of Surrozen, Inc. Transaction Support Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021).

10.4	Form of Consonance-HFW Acquisition Corp. Transaction Support Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021).

10.5*	Investor Rights Agreement, dated as of August 11, 2021, by and among Surrozen, Inc., Consonance Life Sciences, and certain other investors.

10.6+*	Surrozen, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder.

Exhibit No.	Description

10.7+*	Surrozen, Inc. 2021 Employee Stock Purchase Plan.

10.8*	Form of Indemnification Agreement.

10.9	Promissory Note dated April 5, 2021, issued by Consonance-HFW Acquisition Corp. to VG Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.10††	Amended and Restated License and Option Agreement for Llama Single Domain Antibody Phage Library, dated as of January 17, 2020, by and between Regents of the University of California and Surrozen, Inc. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.11††	Amended and Restated License and Option Agreement for Human Naïve Fab Library, dated as of January 17, 2020, by and between Surrozen, Inc. and Regents of the University of California (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.12††	Antibody Library Subscription Agreement, dated as of September 30, 2016, by and between Distributed Bio, Inc. and Surrozen, Inc. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.13††	First Amendment to the Antibody Library Subscription Agreement, dated as of September 30, 2016, by and between Distributed Bio, Inc. and Surrozen, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.14††	Exclusive (Equity Agreement, dated as of March 23, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.15††	Amendment No. 1 the Exclusive (Equity Agreement, dated as of July 5, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.16††	Amendment No. 2 to the Exclusive (Equity Agreement, dated as of October 7, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.17††	Amendment No. 3 to the Exclusive (Equity Agreement, dated as of January 19, 2021, by and between the Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc. (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

10.18††	Exclusive License Agreement, dated as of June 6, 2018, by and between Surrozen, Inc. and The Board of Trustees of the Leland Stanford Junior University (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4/A (File No. 333-256146), filed with the SEC on July 7, 2021).

16.1*	Letter from Marcum LLP.

21.1*	List of Subsidiaries.

99.1*	Unaudited Condensed Interim Financial Statements and Related Notes of Legacy Surrozen, Inc. as of June 30, 2021 and 2020.

Exhibit No.	Description

99.2*	Unaudited Pro Forma Condensed Combined Financial Information of Surrozen, Inc. at June 30, 2021.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

*	Filed herewith.

+	Indicates management contract or compensatory plan or arrangement.

†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

††	New Surrozen has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10). New Surrozen agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.
By:	/s/ Craig Parker
Name: Craig Parker
Title: Chief Executive Officer

Dated: August 17, 2021